Exhibit 99.1

Media Contact: Meghan Dotter 703 682 6670

Investor Contact: Ahmed Pasha 703 682 6451

AES Reports Third Quarter Results, Reflecting Increased Operating Cash Flows from Latin America and Asia Businesses; Increases Full Year Cash Flow Guidance and Reaffirms Adjusted EPS Guidance for 2010

Consolidated Operating Cash Flow of $1.0 Billion and Proportional Operating Cash Flow of $530 Million in line with Third Quarter 2009

•

Adjusted Earnings Per Share of $0.20, the result of strong operating results and favorable foreign exchange rates, was $0.04 lower than the same period 2009 due to higher share count, unfavorable commodity prices and a higher effective tax rate.

•

Diluted Earnings Per Share from Continuing Operations decreased $0.21 to $0.05, compared to $0.26 in the third quarter of 2009, reflecting the impact of impairment charges stemming from regulatory changes and commodity price declines in both North America and Hungary.

•	Full year 2010 guidance reaffirmed for Adjusted EPS, assuming the extension of a favorable U.S. tax provision affecting cash distributions from certain non-U.S. subsidiaries.

•	Common stock buyback program resulted in repurchase of $90 million at an average share price of $11.86 through November 3, 2010.

ARLINGTON, Va, November 4, 2010 – The AES Corporation (NYSE: AES) today reported results for the third quarter 2010. The Company’s results were driven by improved operating performance at its generation segment in Asia, higher volume at its Latin America utilities, increased summer month peak demand in North America and favorable foreign currency exchange rates. These contributions were offset by lower margins in North America and Chile. In addition, per share results reflected a higher share count.

“Operating performance improvements at our Asia generation businesses and at our Latin America utilities this quarter enabled us to deliver on the stronger demand in both markets. These favorable trends were partially offset, however, by lower margins at our U.S. merchant generation facilities, where we continue to see the impact of lower gas prices,” said Paul Hanrahan, AES President and Chief Executive Officer.

During the quarter, The Company also completed the previously announced acquisition of the 1,246 MW Ballylumford facility in Northern Ireland on August 12, 2010. “This year, consistent with our strategy of allocating capital to those opportunities with the greatest return, we repurchased $90 million in common shares and retired parent debt of $904

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million. Coupled with the Ballylumford acquisition, which we expect to contribute earnings during the fourth quarter of 2010, all of these investments demonstrate our ongoing commitment to creating shareholder value,” stated Victoria D. Harker, Executive Vice President and Chief Financial Officer.

Table 1: Results for Third Quarter 2010, Year-To-Date 2010 and Full Year 2010 Guidance

	Third Quarter 2010		Third Quarter 2009		YTD 2010		2010 Guidance As of November 4, 2010
Consolidated Revenue	$4,151	M	$3,652	M	$12,243	M	NA

Consolidated Gross Margin	$985	M	$967	M	$2,953	M	$3,700-3,900	M

Proportional Gross Margin (a non-GAAP financial measure)	$553	M	$542	M	$1,743	M	$2,200-2,400	M

Consolidated Cash Flow from Operating Activities	$996	M	$1,003	M	$2,412	M	$2,950-3,150	M

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure)	$530	M	$543	M	$1,311	M	$1,525-1,725	M

Consolidated Free Cash Flow (a non-GAAP financial measure)	$827	M	$859	M	$1,928	M	$2,175-2,375	M

Proportional Free Cash Flow (a non-GAAP financial measure)	$412	M	$449	M	$970	M	$0.95-1.15	M

Subsidiary Distributions to the Parent Company (see definitions)	$235	M	$202	M	$888	M	$1,100-1,200	M

Diluted EPS from Continuing Operations	$0.05		$0.26		$0.47		$0.63-0.68

Adjusted EPS (a non-GAAP financial measure)	$0.20		$0.24		$0.68		$0.90-0.95

Key drivers of the Third Quarter results include (comparison of Q3 2010 vs. Q3 2009):

During the third quarter 2010, AES benefited from increased summer month peak weather related demand in North America, higher volume at its utilities in Brazil, higher rates and volume at its generation segment in Asia, as well as favorable foreign currency exchange rates, particularly in Brazil. These benefits were offset by unfavorable margins at the Company’s merchant generation plants in North America and higher fuel and purchased energy prices in Chile.

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The Company also recorded impairment charges in the third quarter. In California, a regulation implementing Section 316(b) of the U.S. Clean Water Act was approved in September 2010. Upon assessment, the regulation was determined to require significant remediation capital expenditures, resulting in a pre-tax impairment expense of $200 million. In Hungary, as previously discussed in first quarter 2010, continued regulatory and commodity price changes combined with lower demand and margins based on contract negotiations in the third quarter, resulted in the recognition of a pre-tax impairment charge of $85 million. Finally, at the Company’s merchant generation business in Texas, lower dispatch during the quarter, when coupled with near-term commodity price outlook, caused the Company to record a goodwill impairment charge of $18 million.

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Consolidated Revenue increased by $499 million to $4.2 billion, benefitting from operating improvements of: (i) higher rates at its generation businesses in Latin America, primarily in Argentina and Panama; (ii) contributions from the Company’s Cartagena business in Spain, which were previously reported under the equity method of accounting, but as of January 1, 2010 are now included in the Company’s consolidated results of operations in accordance with new accounting guidance; (iii) increased demand at the Company’s utilities in Brazil; (iv) higher rates and volume at its generation business in the Philippines; (v) higher demand and rates at its North America utility; and (vi) contributions from the newly-acquired generation facility in Europe. Of the quarter-over-quarter increase, $94 million was attributable to favorable foreign currency translation impacts, particularly the Brazilian Real, which appreciated seven percent. These gains were partially offset by lower rates at the Company’s North America merchant generation businesses, net of increased volume and favorable impact of mark-to-market derivative adjustments in North America, and the unfavorable impact on rates at Eletropaulo in Brazil, which resulted from a cumulative adjustment to regulatory liabilities.

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Consolidated Gross Margin increased by $18 million to $1 billion, benefitting from: (i) higher volume at the Company’s utilities in Brazil due to the recovery of the local economy and in the Company’s North America generation businesses that resulted from increased summer month peak weather related demand; (ii) higher volume and rates at the Company’s generation business in the Philippines; (iii) higher demand at its North America utility; and (iv) $32 million of favorable foreign currency translation impacts. These gains were mostly offset by: (i) higher fixed costs in Brazil because of a bad debt recovery in 2009 that did not recur; (ii) higher purchased fuel and energy prices in Chile; (iii) the cumulative tariff adjustment to regulatory liabilities described above; and (iv) lower rates at the Company’s merchant generation facilities in North America.

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Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $11 million to $553 million, primarily because of higher rates and volume at the Company’s businesses in Philippines and higher volume in North America, which were partially offset by higher purchased fuel and energy prices in Chile.

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Consolidated Cash Flow from Operating Activities decreased by $7 million to $996 million. By comparison, the third quarter 2009 included operating cash flow contributions of $78 million from the Oman and Pakistan businesses the Company sold in 2010. Excluding the sold businesses, consolidated operating cash flow increased by $71 million over the third quarter 2009. Drivers of the quarterly cash flow results included higher operating cash flow in the Company’s Latin America utilities because of improved working capital and higher operating cash flow in Asia and Middle East generation businesses (excluding sold businesses) primarily because of higher gross margin. These drivers were offset by lower operating cash flow because of unfavorable working capital at the Company’s generation businesses in Europe and Latin America.

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Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $13 million to $530 million, including the negative impact of $43 million in 2009 contributions from the businesses sold.

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Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $32 million to $827 million. This decrease is primarily a result of the consolidated operating cash flow factors mentioned above as well as higher environmental capital expenditures at the Company’s North America utility.

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Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $37 million to $412 million, including the negative impact of $44 million from the businesses sold.

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Diluted Earnings Per Share (EPS) from Continuing Operations decreased $0.21 per share to $0.05 per share, which was affected by impairments that contributed losses net of tax, of $0.26, including: (i) $0.17 related to the September 2010 environmental policy in California implementing Section 316(b) of the U.S. Clean Water Act, which will affect one of the Company’s generation businesses there; (ii) $0.07 from lower demand and margin at the Company’s generation business in Hungary; and (iii) $0.02 as a result of an increase in fuel costs and a decrease in future power prices at the Company’s merchant generation business in Texas. These non-cash expenses did not impact Gross Margin, Cash Flow or Adjusted EPS. In addition, the share count for the third quarter of 2010 was 19 percent higher, which had a negative $0.04 impact. These negative drivers were partially offset by unrealized foreign currency transaction gains and the favorable gross margin drivers listed above.

•	Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased $0.04 to $0.20 per share. This decrease was driven primarily by the higher share

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count, unfavorable commodity price impacts on the Company’s merchant generation businesses in North America and higher business development costs. These were partially offset by favorable foreign exchange rates and operating results. Table 2 provides a reconciliation of Diluted EPS to Adjusted EPS for third quarter 2010 as compared to third quarter 2009.

Table 2: Reconciliation of Diluted EPS to Adjusted EPS for Q3 2010 as compared to Q3 2009

	Q3 2010 QTD	Q3 2009 QTD
Diluted Earnings Per Share from Continuing Operations	$0.05	$0.26
Derivative Mark-to-Market (Gains)/Losses	$0.02	$0.02
Currency Transaction (Gains)/Losses	$(0.13)	$(0.02)
Disposition/Acquisition (Gains)/Losses	$—	$(0.02)
Impairment Losses	$0.26	$—

Adjusted Earnings Per Share	$0.20	$0.24

See Appendix for more detail.

Key drivers of the YTD 2010 results include (comparison of Q3 YTD 2010 vs. Q3 YTD 2009):

During the first nine months of 2010, AES benefited from higher volume and rates at its generation businesses in Asia and at its utilities in Latin America. Additionally, the Company benefited from favorable foreign currency exchange rates, particularly in Brazil. These benefits were offset by unfavorable margins at the Company’s merchant generation facilities in North America, a higher tax expense because of the expiration of a favorable U.S. tax law on December 31, 2009 related to the treatment of certain non-U.S. transactions, and a higher share count.

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Consolidated Revenue increased by $2.1 billion to $12.2 billion. Of that amount, $787 million was attributable to the impact of favorable foreign currency translation, particularly the Brazilian Real, which appreciated 17 percent. Further improvements to revenue resulted from: (i) an increase in tariff rates and volumes at Brazilian utilities; (ii) contributions from the consolidation of the Company’s Cartagena business in Spain; (iii) higher rates and volume at the Company’s generation businesses in Latin America; and (iv) improved operating performance in Asia.

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Consolidated Gross Margin increased by $334 million to $3.0 billion, benefiting from: (i) $207 million of favorable foreign currency translations; (ii) higher tariff rates and volume at its Brazilian utilities; (iii) higher rates and volumes in Asia; (iv) higher rates and volume at the Company’s generation businesses in Argentina; and (v) the consolidation of Cartagena. These gains were partially offset by higher fixed costs, largely driven by bad debt recoveries and a reduction in bad debt expense in Latin America in 2009 which did not recur, and lower margins at its merchant generation facilities in North America.

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Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $193 million to $1.7 billion, primarily driven by favorable performance of the Company’s generation businesses in Asia, higher volume at the Company’s Latin America generation businesses and the favorable impact of foreign currency exchange rates.

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Consolidated Cash Flow from Operating Activities increased by $535 million to $2.4 billion, reflecting higher gross margin and improved working capital management in Latin America generation and utility businesses.

•	Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $160 million to $1.3 billion.

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Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $480 million to $1.9 billion. This increase is primarily a result of the consolidated operating cash flow factors mentioned above as well as higher environmental capital expenditures at the Company’s North America utility and higher maintenance capital expenditures at the Company’s Latin America utilities.

•	Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $127 million to $970 million.

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Diluted EPS from Continuing Operations decreased $0.53 per share to $0.47 per share. Year-to-date drivers from 2009 included a $0.15 per share gain relating to the final settlement of the Northern Kazakhstan businesses sold in 2008, the Kazakhstan earn out of $0.12 in 2009, and a $0.05 per share gain from the settlement of a claim at a European subsidiary. In addition, Diluted EPS declined in 2010 relative to 2009 because of $0.26 of impairment charges, $0.08 impact from higher average shares outstanding and a higher effective tax rate. These negative drivers were partially offset by the favorable gross margin drivers listed above.

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Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $0.17 to $0.68 per share, primarily driven by the Kazakhstan earn out of $0.12 in 2009, higher share count of $0.08, and a higher effective tax rate. This was partially offset by favorable foreign exchange rates and operating results. Table 3 provides a reconciliation of Diluted EPS to Adjusted EPS for the year-to-date 2010 as compared to year-to-date 2009.

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Table 3: Reconciliation of Diluted EPS to Adjusted EPS for Q3 YTD 2010 as compared to Q3 YTD 2009

	Q3 2010 YTD	Q3 2009 YTD
Diluted Earnings Per Share from Continuing Operations	$0.47	$1.00
Derivative Mark-to-Market (Gains)/Losses	$(0.01)	$0.05
Currency Transaction (Gains)/Losses	$(0.05)	$(0.03)
Disposition/Acquisition (Gains)/Losses	$—	$(0.19)
Impairment Losses	$0.26	$0.02
Debt Retirement (Gains)/Losses	$0.01	$—

Adjusted Earnings Per Share	$0.68	$0.85

See Appendix for more detail.

2010 Guidance

The Company maintained its 2010 Gross Margin guidance and increased its Consolidated and Proportional Free Cash Flow guidance ranges by $175 million and $50 million, respectively. For full year Adjusted EPS, the Company reaffirmed a range of $0.90 to $0.95. To reflect impairments recorded in the third quarter, the Company lowered its full year Diluted EPS from Continuing Operations guidance to $0.63 to $0.68 from $0.80 to $0.85.

The above guidance is based on foreign exchange and commodity forward prices as of September 30, 2010, as well as extension of a favorable U.S. tax provision affecting cash distributions from certain non-U.S. subsidiaries. For a complete list of 2010 guidance elements and reconciliations to GAAP, see Appendix.

Other Key Highlights:

Third Quarter 2010

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In August, the Company completed the acquisition of a 100 percent stake in Premier Power Limited (PPL), owner of the 1,246 MW natural gas-fired Ballylumford Power Station, Northern Ireland, for approximately $160 million. Together with its Kilroot facility, the Company operates 15 percent of the generation capacity in Ireland’s Single Electricity Market.

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In Turkey, the Company began commercial operations of two small hydropower facilities totaling 44 MW. Turkey plans to privatize 15 GW and forecasts an annual demand growth in electricity of 6.5 percent.

October 2010

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The Company redeemed the remaining $290 million outstanding 8.75 percent Second Priority Senior Secured Notes, which were due in 2013. The Notes were redeemed on October 8, 2010 at a redemption price equal to 101.458 percent of the principal amount thereof, plus accrued interest. This followed payment of a $214 million maturity in September and brings the total amount of parent debt paid down year to date to $904 million.

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As part of its growth efforts in Asia, the Company announced that it has commenced development on the expansion of its power generation facility in the Philippines, which would represent an infrastructure investment of up to $800 million. It is anticipated that the expansion project will be funded with a combination of non-recourse financing and equity.

•	The Company closed the sale of its equity interest in its Qatar business, Ras Laffan, to its partner, the Qatar Electricity and Water Company. The agreement was announced in April, 2010.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Proportional Gross Margin, Adjusted Gross Margin, Proportional Adjusted Gross Margin, Proportional Operating Cash Flow, Free Cash Flow, Proportional Free Cash Flow as well as reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information and 2010 Financial Guidance.

Conference Call Information

AES will host a conference call on Thursday, November 4, 2010 at 10:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-888-566-7708 at least ten minutes before the start of the call. International callers should dial +1-517-308-9025. The participant passcode for this call is 1104. Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Reports.”

A telephonic replay of the call will be available from approximately 1:00 p.m. EDT on Thursday, November 4, 2010 through Thursday, November 25, 2010. Callers in the U.S. please dial 1-800-879-7966. International callers should dial +1-402-220-5346. The system will ask for a passcode; please enter 1104. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global power company with generation and distribution businesses. Through our diverse portfolio of thermal and renewable fuel sources, we provide affordable and sustainable energy to 29 countries. Our workforce of 27,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2009 revenues were $14 billion and we own and manage $40 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but

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are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’ 2009 Annual Report on Form 10-K. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2009 Annual Report on Form 10-K dated on or about February 25, 2010 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in millions, except per share amounts)
Revenue:
Regulated	$2,274	$2,097	$6,728	$5,542
Non-Regulated	1,877	1,555	5,515	4,636

Total revenue	4,151	3,652	12,243	10,178

Cost of Sales:
Regulated	(1,653)	(1,457)	(4,960)	(3,988)
Non-Regulated	(1,513)	(1,228)	(4,330)	(3,571)

Total cost of sales	(3,166)	(2,685)	(9,290)	(7,559)

Gross margin	985	967	2,953	2,619

General and administrative expenses	(98)	(81)	(279)	(251)
Interest expense	(387)	(406)	(1,167)	(1,146)
Interest income	97	90	307	272
Other expense	(23)	(15)	(83)	(67)
Other income	20	36	97	279
Gain on sale of investments	—	17	—	132
Goodwill impairment	(18)	—	(18)	—
Asset impairment expense	(296)	(6)	(297)	(7)
Foreign currency transaction gains (losses) on net monetary position	103	(1)	(19)	(12)
Other non-operating expense	(2)	(2)	(7)	(12)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	381	599	1,487	1,807
Income tax expense	(111)	(203)	(562)	(482)
Net equity in earnings of affiliates	26	18	174	75

INCOME FROM CONTINUING OPERATIONS	296	414	1,099	1,400
Income from operations of discontinued businesses, net of income tax expense of $0, $2, $2 and $3, respectively	22	26	72	72
Gain from disposal of discontinued businesses, net of income tax expense of $38, $0, $38 and $0, respectively	79	—	57	—

NET INCOME	397	440	1,228	1,472
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(253)	(243)	(741)	(735)
Less: Income from discontinued operations attributable to noncontrolling interests	(30)	(12)	(42)	(31)

Total net income attributable to noncontrolling interests	(283)	(255)	(783)	(766)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION	$114	$185	$445	$706

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.05	$0.26	$0.47	$1.00
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	0.09	0.02	0.11	0.06

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.14	$0.28	$0.58	$1.06

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.05	$0.26	$0.47	$1.00
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	0.09	0.02	0.11	0.06

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION
COMMON STOCKHOLDERS	$0.14	$0.28	$0.58	$1.06

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income from continuing operations, net of tax	$43	$171	$358	$665
Discontinued operations, net of tax	71	14	87	41

Net income	$114	$185	$445	$706

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2010	2009	2010	2009

REVENUE
Latin America - Generation	$1,111	$1,008	$3,178	$2,794
Latin America - Utilities	1,787	1,677	5,322	4,253
North America - Generation	532	486	1,519	1,463
North America - Utilities	306	266	869	817
Europe - Generation	294	183	898	586
Asia - Generation	136	78	491	268
Corp/Other & eliminations	(15)	(46)	(34)	(3)

Total Revenue	$4,151	$3,652	$12,243	$10,178

GROSS MARGIN
Latin America - Generation	$386	$390	$1,145	$1,098
Latin America - Utilities	262	288	758	641
North America - Generation	121	107	330	348
North America - Utilities	78	65	206	186
Europe - Generation	40	41	199	148
Asia - Generation	52	23	197	56
Corp/Other & eliminations	46	53	118	142

Total Gross Margin	$985	$967	$2,953	$2,619

THE AES CORPORATION

Condensed Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(in millions except share and per share data)
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,848	$1,782
Restricted cash	609	407
Short-term investments	1,645	1,648
Accounts receivable, net of allowance for doubtful accounts of $305 and $290, respectively	2,349	2,118
Inventory	611	560
Receivable from affiliates	32	24
Deferred income taxes - current	244	210
Prepaid expenses	190	161
Other current assets	1,142	1,557
Current assets of discontinued and held for sale businesses	98	320

Total current assets	9,768	8,787

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,104	1,111
Electric generation, distribution assets and other	28,800	26,815
Accumulated depreciation	(9,151)	(8,774)
Construction in progress	4,222	4,644

Property, plant and equipment, net	24,975	23,796

Other Assets:
Deferred financing costs, net of accumulated amortization of $303 and $293, respectively	382	377
Investments in and advances to affiliates	1,313	1,157
Debt service reserves and other deposits	606	595
Goodwill	1,276	1,299
Other intangible assets, net of accumulated amortization of $240 and $223, respectively	610	510
Deferred income taxes - noncurrent	689	587
Other	1,634	1,551
Noncurrent assets of discontinued and held for sale businesses	527	876

Total other assets	7,037	6,952

TOTAL ASSETS	$41,780	$39,535

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and other accrued liabilities	$4,523	$4,193
Accrued interest	375	269
Non-recourse debt - current	1,591	1,718
Recourse debt - current	464	214
Current liabilities of discontinued and held for sale businesses	76	227

Total current liabilities	7,029	6,621

LONG-TERM LIABILITIES
Non-recourse debt - noncurrent	13,482	12,304
Recourse debt - noncurrent	4,438	5,301
Deferred income taxes - noncurrent	1,249	1,090
Pension and other post-retirement liabilities	1,306	1,322
Other long-term liabilities	3,025	3,146
Long-term liabilities of discontinued and held for sale businesses	408	811

Total long-term liabilities	23,908	23,974

Contingencies and Commitments (see Note 8)
Redeemable stock of subsidiaries	60	60
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 804,560,572 issued and 794,115,103 outstanding at September 30, 2010 and 677,214,493 issued and 667,679,913 outstanding at December 31, 2009	8	7
Additional paid-in capital	8,462	6,868
Retained earnings	1,056	650
Accumulated other comprehensive loss	(2,504)	(2,724)
Treasury stock, at cost (10,445,469 shares at September 30, 2010 and 9,534,580 shares at December 31, 2009, respectively)	(132)	(126)

Total The AES Corporation stockholders’ equity	6,890	4,675
NONCONTROLLING INTERESTS	3,893	4,205

Total equity	10,783	8,880

TOTAL LIABILITIES AND EQUITY	$41,780	$39,535

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended September 30		Nine Months Ended September 30,
($ in millions)	2010	2009	2010	2009
OPERATING ACTIVITIES:
Net income	$397	$440	$1,228	$1,472
Adjustments to net income:
Depreciation and amortization	292	269	876	767
(Gain) loss from sale of investments and impairment expense	332	(12)	350	(115)
(Gain) loss on disposal and impairment write-down - discontinued operations	(120)	—	(102)	—
Provision for deferred taxes	(86)	87	31	(24)
Contingencies	3	40	75	(14)
(Gain) loss on the extinguishment of debt	—	—	9	(3)
Undistributed gain from sale of equity method investment	(3)	—	(118)	—
Other	(39)	29	(81)	33
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(67)	(79)	(136)	(82)
(Increase) decrease in inventory	10	1	9	(10)
(Increase) decrease in prepaid expenses and other current assets	20	58	190	92
(Increase) decrease in other assets	—	6	(51)	(133)
Increase (decrease) in accounts payable and accrued liabilities	95	133	4	(159)
Increase (decrease) in income taxes and other income tax payables, net	110	42	20	96
Increase (decrease) increase in other liabilities	52	(11)	108	(43)

Net cash provided by operating activities	996	1,003	2,412	1,877

INVESTING ACTIVITIES:
Capital expenditures	(526)	(572)	(1,528)	(1,765)
Acquisitions–net of cash acquired	(137)	—	(237)	—
Proceeds from the sale of businesses	171	—	369	2
Proceeds from the sale of assets	11	16	11	16
Sale of short-term investments	1,444	1,008	4,583	3,277
Purchase of short-term investments	(1,285)	(1,034)	(4,540)	(2,774)
(Increase) decrease in restricted cash	(8)	(33)	(82)	272
(Increase) decrease in debt service reserves and other assets	—	40	(9)	80
Affiliate advances and equity investments	(50)	(50)	(77)	(137)
Proceeds from loan repayments	—	—	132	—
Other investing	(12)	(35)	31	(15)

Net cash used in investing activities	(392)	(660)	(1,347)	(1,044)

FINANCING ACTIVITIES:
Issuance of common stock	(3)	—	1,566	—
Borrowings (repayments) under the revolving credit facilities, net	(14)	(65)	74	(96)
Issuance of recourse debt	—	—	—	503
Issuance of non-recourse debt	154	373	1,497	1,189
Repayments of recourse debt	(213)	—	(619)	(154)
Repayments of non-recourse debt	(144)	(131)	(1,441)	(622)
Payments for deferred financing costs	(21)	(19)	(50)	(72)
Distributions to noncontrolling interests	(409)	(227)	(951)	(561)
Contributions from noncontrolling interests	—	1	—	75
Financed capital expenditures	(4)	(3)	(21)	(27)
Purchase of treasury stock	(15)	—	(15)	—
Other financing	(1)	(17)	(18)	8

Net cash (used in) provided by financing activities	(670)	(88)	22	243
Effect of exchange rate changes on cash	23	5	(21)	19

Total (decrease) increase in cash and cash equivalents	(43)	260	1,066	1,095
Cash and cash equivalents, beginning	2,891	1,700	1,782	865

Cash and cash equivalents, ending	$2,848	$1,960	$2,848	$1,960

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010		2009		2010		2009
Reconciliation of Adjusted Earnings Per Share(1)

Diluted EPS From Continuing Operations	$0.05		$0.26		$0.47		$1.00

Derivative Mark-to-Market (Gains)/Losses(2)	0.02		0.02		(0.01)		0.05
Currency Transaction (Gains)/Losses(3)	(0.13)		(0.02)		(0.05)		(0.03)
Disposition/Acquisition (Gains)/Losses	—		(0.02	)(4)	—	(5)	(0.19	)(6)
Impairment Losses	0.26	(7)	—		0.26	(7)	0.02	(8)
Debt Retirement (Gains)/Losses	—		—		0.01	(9)	—

Adjusted Earnings Per Share(1)	$0.20		$0.24		$0.68		$0.85

(1)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP.

(2)

Derivative mark-to-market (gains)/losses were net of income tax per share of $0.01 in the three months ended September 30, 2010 and 2009, and of $(0.01) and $0.02 for the nine months ended September 30, 2010, and 2009, respectively.

(3)

Unrealized foreign currency transaction (gains)/losses were net of income tax per share of $0.00 and $(0.01) in the three months ended September 30, 2010 and 2009, respectively, and of $(0.01) and $0.00 in the nine months ended September 30, 2010 and 2009, respectively.

(4)	Amount includes Hefei gain on sale of $15 million, or $0.02 per share, net of noncontrolling interest associated with the shut down of Hefei plant in China.
(5)

The Company has not adjusted for the gain or the related tax effect from the sale of its indirect investment in CEMIG, disclosed in Note 6 – Investments in and Advances to Affiliates, in its determination of adjusted EPS because the gain was recognized by an equity method investee. The Company does not adjust for transactions of its equity method investees in its determination of adjusted EPS.

(6)

Amount includes: Kazakhstan gain of $98 million, or $0.15 per share, related to the termination of a management agreement, a gain of $13 million, or $0.02 per share, related to the reversal of a withholding tax contingency, as well as a gain of $15 million, or $0.02 per share, related to the sale of Hefei discussed above. There were no taxes associated with these transactions.

(7)

Amount includes asset impairments at Southland (Huntington Beach) of $200 million and Tisza of $85 million ($130 million, or $0.17 per share, and $55 million, or $0.07 per share, net of income tax, respectively) and goodwill impairment at Deepwater of $18 million ($12 million, or $0.02 per share, net of income tax).

(8)	Amount includes nontaxable impairment of the Company’s investment in “blue gas” (coal to gas) technology of $10 million or $0.02 per share.
(9)	Amount includes loss on retirement of Parent Company debt of $9 million ($6 million, or $0.01 per share, net of income tax).

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2010	2009	2010	2009
Reconciliation of Adjusted Gross Margin(1)
Consolidated Gross Margin	$985	$967	$2,953	$2,619
Add: Depreciation and Amortization	286	252	847	715
Less: General and Administrative Expenses	(98)	(81)	(279)	(251)

Adjusted Gross Margin(1)	$1,173	$1,138	$3,521	$3,083

Reconciliation of Proportional Gross Margin(2)
Consolidated Gross Margin	$985	$967	$2,953	$2,619
Less: Proportional Adjustment Factor	432	425	1,210	1,069

Proportional Gross Margin(2)	$553	$542	$1,743	$1,550

Reconciliation of Proportional Adjusted Gross Margin(1),(2)
Consolidated Adjusted Gross Margin	$1,173	$1,138	$3,521	$3,083
Less: Proportional Adjustment Factor	502	488	1,427	1,243

Proportional Adjusted Gross Margin(1),(2)	$671	$650	$2,094	$1,840

(1)

Adjusted Gross Margin is defined by the Company as: Gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2010	2009	2010	2009
Calculation of Maintenance Capital Expenditures for Free Cash Flow(1) Reconciliation Below:
Maintenance Capital Expenditures, excluding environmental	$130	$134	$416	$384
Environmental Capital Expenditures	39	10	68	45
Growth Capital Expenditures	361	431	1,065	1,363

Total Capital Expenditures	$530	$575	$1,549	$1,792

Reconciliation of Proportional Operating Cash Flow(2)
Consolidated Operating Cash Flow	$996	$1,003	$2,412	$1,877
Less: Proportional Adjustment Factor	466	460	1,101	726

Proportional Operating Cash Flow(2)	$530	$543	$1,311	$1,151

Reconciliation of Free Cash Flow(1)
Consolidated Operating Cash Flow	$996	$1,003	$2,412	$1,877
Less: Maintenance Capital Expenditures, excluding environmental	130	134	416	384
Less: Environmental Capital Expenditures	39	10	68	45

Free Cash Flow(1)	$827	$859	$1,928	$1,448

Reconciliation of Proportional Free Cash Flow(1),(2)
Proportional Operating Cash Flow	$530	$543	$1,311	$1,151
Less: Proportional Maintenance Capital Expenditures	118	94	341	308

Proportional Free Cash Flow(1),(2)	$412	$449	$970	$843

(1)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures). AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

PARENT FINANCIAL INFORMATION (unaudited)

Parent only data: last four quarters

($ in millions)	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	Sept. 30, 2010 Actual	June 30, 2010 Actual	Mar. 31, 2010 Actual	Dec. 31, 2009 Actual
Subsidiary distributions(1) to Parent & QHCs	$1,184	$1,151	$1,329	$1,255
Returns of capital distributions to Parent & QHCs	169	298	168	167

Total subsidiary distributions & returns of capital to Parent	$1,353	$1,449	$1,497	$1,422

Parent only data: quarterly

($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	Sept. 30, 2010 Actual	June 30, 2010 Actual	Mar. 31, 2010 Actual	Dec. 31, 2009 Actual
Subsidiary distributions(1) to Parent & QHCs	$235	$350	$303	$296
Returns of capital distributions to Parent & QHCs	4	131	21	13

Total subsidiary distributions & returns of capital to Parent	$239	$481	$324	$309

Parent Company Liquidity(2)	Balance at
($ in millions)	Sept. 30, 2010 Actual	June 30, 2010 Actual	Mar. 31, 2010 Actual	Dec. 31, 2009 Actual
Cash at Parent & Cash at QHCs(3)	$1,418	$1,776	$2,153	$677
Availability under corporate credit facilities	679	458	610	581

Ending liquidity	$2,097	$2,234	$2,763	$1,258

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (“QHCs”). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the Company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2010 FINANCIAL GUIDANCE ELEMENTS(1)

	2010 Updated Financial Guidance (as of 11/4/2010)			2010 Previous Financial Guidance (issued 8/6/2010)
	Proportional Adjustment			Proportional Adjustment
	Consolidated	Factors(2)	Proportional	Consolidated	Factors(2)	Proportional

Income Statement Elements
Gross Margin	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million
Adjusted Gross Margin (3)	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million
Diluted Earnings Per Share From Continuing Operations	$0.63 to 0.68			$0.80 to 0.85
Adjusted Earnings Per Share Factors(4)	$0.27(5)			$0.10(6)
Adjusted Earnings Per Share(4)	$0.90 to 0.95(5)			$0.90 to 0.95(6)
Cash Flow Elements
Net Cash From Operating Activities(7)	$2,950 to 3,150 million	$1,425 million	$1,525 to 1,725 million	$2,775 to 2,975 million	$1,300 million	$1,475 to 1,675 million
Operational Capital Expenditures (a)	$650 to 725 million	$200 million	$450 to 525 million	$650 to 725 million	$200 million	$450 to 525 million
Environmental Capital Expenditures (b)	$75 to 100 million	—	$75 to 100 million	$75 to 100 million	—	$75 to 100 million
Maintenance Capital Expenditures (a + b)	$725 to 825 million	$200 million	$525 to 625 million	$725 to 825 million	$200 million	$525 to 625 million
Free Cash Flow(8)	$2,175 to 2,375 million	$1,225 million	$950 to 1,150 million	$2,000 to 2,200 million	$1,100 million	$900 to 1,100 million
Subsidiary Distributions(9)	$1,100 to 1,200 million			$1,100 to 1,200 million
Reconciliation of Free Cash Flow
Net Cash from Operating Activities	$2,950 to 3,150 million	$1,425 million	$1,525 to 1,725 million	$2,775 to 2,975 million	$1,300 million	$1,475 to 1,675 million
Less: Maintenance Capital Expenditures	$725 to 825 million	$200 million	$525 to 625 million	$725 to 825 million	$200 million	$525 to 625 million

Free Cash Flow(8)	$2,175 to 2,375 million	$1,225 million	$950 to 1,150 million	$2,000 to 2,200 million	$1,100 million	$900 to 1,100 million
Reconciliation of Adjusted Gross Margin
Gross Margin	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million
Depreciation & Amortization	$1,125 to 1,225 million	$275 million	$850 to 950 million	$1,125 to 1,225 million	$275 million	$850 to 950 million
General & Administrative	$375 million		$375 million	$375 million		$375 million

Adjusted Gross Margin(3)	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million

(1)

2010 Updated Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2010, as well as other factors set forth in “2010 Guidance” in the Press Release.

(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) all intercompany amounts have been excluded as applicable.

(3)	Non-GAAP financial measure as reconciled in the table. See Footnote (1) on Non-GAAP Financial Measures - Reconciliation of Adjusted Gross Margin for definition.
(4)	See Footnote (1) on Non-GAAP Financial Measures - Reconciliation of Adjusted Earnings Per Share for definition.
(5)	Reconciliation of Adjusted EPS includes impairment losses of $0.26, losses on debt retirement of $0.03, derivative mark-to-market losses of $0.02 and unrealized foreign currency gains of ($0.04).
(6)	Reconciliation of Adjusted EPS includes unrealized foreign currency losses of $0.08, derivative mark-to-market losses of $0.01 and losses on debt retirement of $0.01.
(7)	Net cash from operating activities guidance excludes the impact of any closing adjustments that may be recorded upon the conclusion of the Middle East asset sales.
(8)	Free Cash Flow is reconciled above. See Footnote (1) on Non-GAAP Financial Measures - Reconciliation of Free Cash Flow for definition.
(9)	See Footnote (1) on Parent Financial Information for definition.